SCHEDULE 14A

                                 (RULE 14a-101)


                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

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         (as permitted by Rule 14a-6(e)(2))
|_|      Definitive Proxy Statement
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|X|      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            WESTMORELAND COAL COMPANY
                            -------------------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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
                          ----------------------------
                          Westmoreland Turnaround Plan
                          Takes Hold As Second Quarter
                                 Net Losses Fall
                          ----------------------------

Colorado Springs, CO - August 14, 2000 -- Westmoreland Coal Company (AMEX: WLB) today reported a further reduction in net losses for the second quarter 2000 of 16.5% compared with first quarter 2000 and 50.6% compared with second quarter 1999. The reduction in net losses for the second quarter 2000 compared to second quarter 1999 were largely due to increased revenue from coal and power operations and lower general, administrative and heritage costs. Incurring no significant one-time events, the net loss for second quarter 2000 improved to $2.1 million, notwithstanding the continuing, significant negative effect of over $5.2 in retiree related benefit costs incurred by the Company in the second quarter of 2000. The net loss was a $0.4 million improvement over first quarter 2000 and a $2.1 million improvement over second quarter 1999, which was also burdened by costs related to a proxy contest in 1999 initiated unsuccessfully by a small group of dissident shareholders.

As part of a turnaround strategy, Westmoreland, the oldest independent coal company in the United States, is aggressively implementing a growth strategy to overcome the heavy burden of health benefits for coal industry retirees and their dependents including those federally mandated by the Coal Industry Retiree Health Benefits Act of 1992. Annual expenses of over $22 million for those benefits will cause Westmoreland to post losses until new, profitable operations can be brought on-line.

WESTMORELAND'S GROWTH STRATEGY - The growth plan, which was first presented in Westmoreland's 1999 Annual Report delivered to shareholders in late spring, calls for optimizing existing core operations in conjunction with the exploitation of niche opportunities that can capitalize on the changing energy marketplace which seeks more, lower-cost power and a cleaner environment. Relying on its experience and understanding of the energy business, the Company's acquisition of profitable businesses in niche markets will allow the Company to utilize its tax loss carryforwards ("NOLs") of over $200 million to shield the taxable income of those businesses. This will result in higher rates of return and generate greater cash flows which will be available for further investment and growth, operating expenses, and dividends to shareholders.

The Company is actively pursuing opportunities in coal, oil and gas, and power production. It recently confirmed that it is engaged in exclusive negotiations to purchase certain assets of Knife River Coal Company, an affiliate of Montana-Dakota Utilities.

LIQUIDITY AND SHAREHOLDERS' EQUITY - Consolidated cash and cash equivalents at June 30, 2000 totaled $11.1 million, including $7.7 million at Westmoreland Resources, Inc. ("WRI") which is available to the Company through dividends. In addition, the Company has restricted cash of $19.1 million. The Company's principal current sources of cash flow include cash distributions from the independent power projects, dividends from Westmoreland Resources, Inc. and interest earned on cash reserves. Other future potential sources of cash that might become available to the Company include (1) reimbursement of the Company's expenditures to repair the dragline at WRI, (2) recoveries from Virginia Power in connection with the ROVA "forced outage" issue, (3) amounts which may become available in connection with the Contingent Promissory Note ("Note") executed as part of the Company's dismissal from bankruptcy in 1998, (4) strategic asset sales, (5) overfundings of benefit plans, (6) cash flow from new investments, and (7) reductions in heritage costs due to normal attrition and potential prescription drug legislation.

After recognition for presentation purposes of $0.4 million for unpaid preferred dividends for the second quarter of 2000, net loss applicable to common shareholders was $2.5 million compared to a loss of $4.9 million for the same period in 1999. Common stock dividends may not be declared until preferred dividends that are accumulated but unpaid are made current. The Company distributed over $27.8 million to preferred shareholders in 1999 through two tender offers which reduced shareholders' equity and cash. In part as a result of the two tenders, the Company is currently constrained from payment of the accumulated, but unpaid preferred dividends. The constraints include specific provisions of Delaware Law that require threshold levels of shareholders' equity before dividends can be paid, and the need to remain in compliance with the financial ratio requirements contained in the Note. Failure to comply with the Note could result in the forfeit of up to $12 million to the UMWA Benefit Funds. Shareholders' deficit was $1.5 million at June 30, 2000.

MANAGEMENT COMMENT - Christopher K. Seglem, Westmoreland's Chairman, President and CEO said: "The progress we have made with our efforts to reduce costs and to maximize the income generated from our current core operations is evidenced by the operating income contributions of $1.1 million by our coal operations and over $4.1 million by the independent power operations this quarter. But, as we have previously pointed out, these efforts alone cannot overcome losses generated by the federally mandated benefit costs for coal industry retirees and their dependents. Thus, timely, deliberate execution of our growth strategy is vital to the Company, and we are making good progress in this regard. Our plan should unlock the value of the Company's tax assets leading to greater cash flows and profitability and ultimately, increase the value of the Company for its stockholders."

FIRST HALF 2000 FINANCIAL RESULTS - Net loss was $4.6 million for the first half of 2000 compared with net income of $8.3 million for the same period in 1999. The 1999 net income was driven by a one-time $17.0 million gain resulting from the sale of the Rensselaer Project, offset by certain one-time selling and administrative costs. Excluding the effect of the Rensselaer earnings and one-time events, first half 2000 net income improved by approximately $1.5 million over 1999. Net loss applicable to common shareholders was $5.5 million for the first half of 2000 compared with net income of $7.0 million for the same period in 1999.

Westmoreland will file its second quarter 2000 Form 10-Q with the SEC today. Any person interested in receiving a copy of the second quarter 2000 Form 10-Q or 1999 Form 10-K can request copies by writing to the Company at the following address: Westmoreland Coal Company, 2 North Cascade Avenue, 14th Floor, Colorado Springs, CO, 80903. The Forms are also available electronically through the SEC's EDGAR system. To receive a copy of the Company's Annual Report or documents filed with the SEC, please contact Diane Jones at (719) 442-2600.

Westmoreland Coal Company, headquartered in Colorado Springs, CO, emerged from Chapter 11 on January 4, 1999, satisfying all debt obligations with interest and preserving 100% of its shareholders' interests. It is now implementing a strategic plan for expansion and growth through the acquisition and development of opportunities in the changing energy marketplace. The Company's current core operations are Powder River Basin coal mining through its 80%-owned subsidiary Westmoreland Resources, Inc. and independent power production through its wholly owned subsidiary Westmoreland Energy, Inc. The Company also holds a 20% interest in Dominion Terminal Associates, a coal shipping and terminal facility in Newport News, Virginia.

          Certain statements in this press release which are not historical facts or information are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts,"
          "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, levels of activity, performance or achievements of the Company, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; the ability of the Company to implement its business strategy; the Company's access to financing; the Company's ability to successfully identify new business opportunities; the Company's ability to achieve anticipated cost savings and profitability targets; changes in the industry; competition; the Company's ability to utilize its tax net operating losses; the ability to reinvest excess cash at an acceptable rate of return; weather conditions;
          the availability of transportation; price of alternative fuels; costs of coal produced by other countries; demand for electricity; the effect of regulatory and legal proceedings and other factors discussed in Item 1 of the Company's Form 10-K for the year ended December 31, 1999. As a result of the foregoing and other factors, no assurance can be given as to the future results and achievement of the Company.
          Neither the Company nor any other person assumes responsibility for the accuracy and completeness of these statements.

THE ATTACHED FINANCIAL RESULTS SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S COMPLETE FINANCIAL STATEMENTS CONTAINED IN FORM 10-Q FOR THE SECOND QUARTER OF 2000.

STOCKHOLDERS SHOULD READ THE COMPANY'S CONSENT REVOCATION MATERIAL CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING DECISIONS.


                                      # # #

Westmoreland Coal Company and Subsidiaries
Consolidated Balance Sheets
-----------------------------------------------------------------------------------------------------
                                                                             (Unaudited)
                                                                  June 30, 2000     December 31, 1999
-----------------------------------------------------------------------------------------------------
                                                                            (in thousands)
Assets
Current assets:
   Cash and cash equivalents                                          $  11,128            $  20,122
   Receivables:
       Trade                                                              3,479                2,156
       Excess of trust assets over pneumoconiosis benefit
         obligation                                                           -                6,397
       Terminated pension plan, net                                           -                  500
       Other                                                                690                  621
-----------------------------------------------------------------------------------------------------
                                                                          4,169                9,674
   Other current assets                                                     938                1,180
-----------------------------------------------------------------------------------------------------
       Total current assets                                              16,235               30,976
-----------------------------------------------------------------------------------------------------

Property, plant and equipment:
       Land and mineral rights                                           10,641               10,572
       Plant and equipment                                               66,013               66,231
-----------------------------------------------------------------------------------------------------
                                                                         76,654               76,803
       Less accumulated depreciation and depletion                       41,128               40,245
-----------------------------------------------------------------------------------------------------
                                                                         35,526               36,558

Investment in independent power projects                                 48,458               45,225
Investment in Dominion Terminal Associates (DTA)                          4,434                4,672
Workers' compensation bond                                                3,761                4,748
Prepaid pension cost                                                      3,971                3,897
Excess of trust assets over pneumoconiosis benefit
  obligation                                                              5,691                5,255
Security deposits                                                        15,368               10,148
Other assets                                                                644                  818
-----------------------------------------------------------------------------------------------------

       Total Assets                                                   $ 134,088            $ 142,297
=====================================================================================================
                                                                                          (Continued)

See accompanying Notes to Consolidated Financial Statements.

Westmoreland Coal Company and Subsidiaries
Consolidated Balance Sheets (Continued)
-----------------------------------------------------------------------------------------------------
                                                                             (Unaudited)
                                                                  June 30, 2000     December 31, 1999
-----------------------------------------------------------------------------------------------------
                                                                            (in thousands)
Liabilities and Shareholders' Equity (Accumulated Deficit)
Current liabilities:
   Current installments of long-term debt                             $       -            $     220
   Accounts payable and accrued expenses                                  5,863                5,942
   Workers compensation                                                   3,200                3,200
   Postretirement medical costs                                          10,130               10,130
   UMWA 1974 Pension Plan obligation                                      1,234                1,128
   Other accrued expenses                                                   956                  970
   Reorganization expenses                                                   73                  400
   Reclamation costs                                                        100                  100
-----------------------------------------------------------------------------------------------------
   Total current liabilities                                             21,556               22,090
-----------------------------------------------------------------------------------------------------

Long-term debt, less current installments                                     -                1,343
Accrual for workers compensation                                         13,581               15,072
Accrual for postretirement medical costs                                 80,244               78,643
1974 UMWA Pension Plan obligations                                       10,060               10,751
Accrual for reclamation costs, less current portion                       2,433                2,537
Other liabilities                                                         2,014                1,930

Minority interest                                                         5,705                6,874

Commitments and contingent liabilities

Shareholders' equity (accumulated deficit)
   Preferred stock of $1.00 par value
     Authorized 5,000,000 shares;
     Issued and outstanding 208,708
     shares at June 30, 2000 and
     December 31, 1999                                                      209                  209
   Common stock of $2.50 par value
     Authorized 20,000,000 shares;
     Issued and outstanding 7,069,663
     shares at June 30, 2000 and December 31, 1999                       17,674               17,669
   Other paid-in capital                                                 67,318               67,315
   Accumulated deficit                                                  (86,706)             (82,136)
-----------------------------------------------------------------------------------------------------
   Total shareholders' equity (accumulated deficit)                      (1,505)               3,057
-----------------------------------------------------------------------------------------------------

   Total Liabilities and Shareholders' Equity
      (Accumulated Deficit)                                           $ 134,088            $ 142,297
=====================================================================================================

See accompanying Notes to Consolidated Financial Statements.

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Income
----------------------------------------------------------------------------------------------------------------------------
                                                                                       (Unaudited)
                                                                   Three Months Ended                   Six Months Ended
                                                                         June 30,                            June 30,
                                                                   2000            1999               2000             1999
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------
                                                                           (in thousands except per share data)
Revenues:
   Coal                                                      $   10,722       $   8,675         $  19,815        $  17,234
   Independent power - equity in earnings                         4,208           4,116             8,210           26,707
   DTA - share of losses                                           (435)           (397)             (865)            (718)
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------
                                                                 14,495          12,394            27,160           43,223
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------
Costs and expenses:
   Cost of sales - coal                                           9,086           7,670            16,623           14,963
   Depreciation, depletion and amortization                         458             378               883              744
   Selling and administrative                                     1,576           2,102             3,177            6,777
   Heritage costs                                                 5,229           6,882            10,605           12,477
   Pension benefit                                                  (37)            (55)             (438)            (110)
   Doubtful account recoveries                                        -             (83)                -              (91)
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------
                                                                 16,312          16,894            30,850           34,760

Operating income (loss)                                          (1,817)         (4,500)           (3,690)           8,463

Other income (expense):
   Gains on sales of assets                                           -              50                 -               69
   Interest expense                                                (214)           (297)             (481)            (598)
   Interest income                                                  414             441               961              965
   Minority interest                                               (212)           (149)             (431)            (375)
   Other income (expenses)                                         (250)            247              (929)            (177)
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------

Income (loss) before income taxes                                (2,079)         (4,208)           (4,570)           8,347

   Income taxes                                                       -               -                 -              (45)
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------

Net income (loss)                                                (2,079)         (4,208)           (4,570)           8,302

Less preferred stock dividend requirements                         (444)           (663)             (888)          (1,326)
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------

Net income (loss) applicable to common
  shareholders                                               $   (2,523)      $  (4,871)        $  (5,458)       $   6,976
====================================================== ================= ================ ================= ================

Basic and diluted net income (loss) per share
  applicable to common shareholders                          $     (.35)      $    (.69)        $    (.77)       $     .99

Weighted average number of common shares
  outstanding                                                     7,070           7,020             7,070            7,020
====================================================== ================= ================ ================= ================

See accompanying Notes to Consolidated Financial Statements.

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Cash Flows
----------------------------------------------------------------------------------------------------------------------------
                                                                                                       (Unaudited)
 Six Months Ended June 30,                                                                         2000                1999
----------------------------------------------------------------------------------- -------------------- -------------------
                                                                                                      (in thousands)
 Cash flows from operating activities:
 Net income (loss)                                                                           $   (4,570)          $   8,302
 Adjustments to reconcile net income to net cash provided by (used in) operating activities:
       Equity earnings from independent power projects                                           (8,210)            (26,707)
       Cash received from independent power projects                                              4,977              44,106
       Share of losses from DTA                                                                     865                 718
       Cash generated by DTA                                                                        126                 665
       Cash contributions to DTA                                                                   (753)               (838)
       Depreciation, depletion and amortization                                                     883                 744
       Stock compensation expense                                                                     -                 271
       Gain on disposition of assets                                                                  -                 (69)
       Minority interest                                                                            431                 375
       Other                                                                                        174                 (18)

 Changes in assets and liabilities:
       Accounts receivable, net of allowance for doubtful accounts                                5,505               1,987
       Other current assets                                                                         242              (1,782)
       Workers' compensation bond                                                                   987                 364
       Prepaid pension asset                                                                        (74)               (110)
       Excess of trust assets over pneumoconiosis benefit obligation                               (436)              1,754
       Accounts payable and accrued expenses                                                        (93)             (3,322)
       Income tax payable                                                                             -              (2,110)
       Accrual for workers compensation                                                          (1,491)             (1,777)
       Accrual for postretirement medical costs                                                   1,601               5,215
       Consent judgment payment obligation                                                            -             (39,006)
       1974 UMWA Pension Plan obligations                                                          (585)             (1,313)
       Other liabilities                                                                            (20)               (347)
 ---------------------------------------------------------------------------------- -------------------- -------------------
 Net cash used in operating activities before reorganization items                                 (441)            (12,898)
 ---------------------------------------------------------------------------------- -------------------- -------------------
 Changes in reorganization items                                                                   (327)             (6,643)
 ---------------------------------------------------------------------------------- -------------------- -------------------
 Net cash used in operating activities                                                             (768)            (19,541)
 ---------------------------------------------------------------------------------- -------------------- -------------------

 Cash flows from investing activities:
    Fixed asset  additions                                                                         (381)             (1,656)
    Reimbursement from mine operator                                                                530                   -
    Long-term deposits                                                                           (5,220)            (10,148)
    Net proceeds from sales of assets                                                                 -                  69
 ---------------------------------------------------------------------------------- -------------------- -------------------
 Net cash used in investing activities                                                           (5,071)            (11,735)
 ---------------------------------------------------------------------------------- -------------------- -------------------

 Cash flows from financing activities:
    Repayment of long-term debt                                                                  (1,563)               (222)
    Dividends paid to minority interest                                                          (1,600)                  -
    Exercise of stock options                                                                         8                  66
    Purchase of preferred stock                                                                       -             (20,000)
 ---------------------------------------------------------------------------------- -------------------- -------------------
 Net cash used in financing activities                                                           (3,155)            (20,156)
 ---------------------------------------------------------------------------------- -------------------- -------------------

 Net decrease in cash and cash equivalents                                                       (8,994)            (51,432)
 Cash and cash equivalents, beginning of period                                                  20,122              84,073
 ================================================================================== ==================== ===================
 Cash and cash equivalents, end of period                                                    $   11,128           $  32,641
 ================================================================================== ==================== ===================


 Supplemental disclosures of cash flow information:  Cash paid during the period for:
               Interest                                                                      $      481           $   5,446
               Taxes                                                                         $        -           $   2,110

Certain information required by the Rules of the Securities and Exchange Commission ("SEC")

Westmoreland Coal Company (the "Company") and the following Directors of the Company may be deemed to be participants in the Company's solicitation: Thomas
J. Coffey, Pemberton Hutchinson, Robert E. Killen, William R. Klaus, Thomas W. Ostrander, Christopher K. Seglem, and James W. Sight. Employee participants may include Paul W. Durham (Assistant General Counsel and Secretary), Robert J. Jaeger (Senior Vice President of Finance and Treasurer), Diane S. Jones (Vice President, Corporate Business Development & Corporate Relations), W. Michael Lepchitz (Vice President and General Counsel, and President and General Counsel, Westmoreland Energy, Inc.) and Christopher K. Seglem (Chairman of the Board, President and Chief Executive Officer). The above named individuals collectively beneficially own approximately 1,527,720 shares, or approximately 20.3%, of the Company's outstanding common stock (excluding shares of common stock that may be obtained upon conversion of the Company's depositary shares ("Depositary Shares"), each representing one-quarter of a share of the Company's Series A Convertible Exchangeable Preferred Stock). Such individuals also collectively beneficially own approximately 1,956 Depositary Shares, or approximately 0.2% of the outstanding Depositary Shares, which are convertible into 3,341 shares of the Company's common stock. Beneficial ownership is determined in accordance with rules of the SEC; under these rules, a person is deemed to beneficially own, among other things, shares subject to options exercisable currently or within 60 days. Additional information about the directors and executive officers is included in the Company's proxy statement for its 2000 Annual Meeting of Stockholders, filed with the SEC on April 20, 2000, and is also included in a consent revocation statement filed by the Company with the SEC in response to the consent solicitation filed by the dissidents.

INVESTORS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website (www.sec.gov). In addition, documents filed by the Company with the SEC will be available free of charge from the Company by contacting Diane S. Jones, Vice President, Corporate Business Development & Corporate Relations, 2 North Cascade Ave., 14th Floor, Colorado Springs, CO 80903, 719-442-2600.